EXHIBIT 99.3

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

April 18, 2013

United American Petroleum Corporation

9600 Great Hills Trail, Suite 150W

Austin, TX 78759

ATTN:  Mr. Michael Carey

SUBJECT:  United American Petroleum Corporation Reserves Report

Mire & Associates, Inc. (MAI) was engaged by United American Petroleum Corporation (“United”) to estimate reserves and develop cash flow reports for wells, in which United owns a Working Interest, as of January 1st, 2012. These properties are located in 7 (seven) fields in the following 6 (six) Texas counties:  Erath, Gonzalez, Medina, Navarro, Shackleford and Wilbarger. A summary of the results are shown in Table 1 below.

United American Petroleum Corporation
Reserves Summary - January 1, 2012
RESERVE TYPE	Net Reserves		Undisc. Cash Flow	PV Disc. @ 10%
	Oil (Mbbl)	Gas (MMcf)	(M$)	(M$)
PROVED
Producing	25.43	45.60	1,286.35	751.73
Non-Producing	1.31	2.87	40.78	13.62

TOTALS	26.74	48.47	1,327.13	765.35

Table 1. United Reserves Summary Table.

Reserves and product pricing are based on requirements as stated in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the recent update Modernization of Oil and Gas Reporting Final Rule dated January 14, 2009.  Reserves definitions from this document are shown as an attachment.

MAI was supplied with geologic and engineering data on the fields for the evaluation work.  Current production data was retrieved from public sources and verified by revenue statements.  Operational data, revenue statements and lease operating expense information was provided by United and incorporated in the evaluation.

United American Petroleum Corporation Reserve Report, Page 2

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data can be estimated with reasonable certainly to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonable certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonable certain that it will commence the project within a reasonable time. Our independent assessment of proved reserves is reasonable and was based on generally accepted petroleum engineering evaluation principles. The reserves presented in this report are estimates only and should not be interpreted as being exact amounts.  Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

New regulations could have an adverse effect on the reserves calculated in this report.  Importantly changes to regulations on water disposal or well re-injection could significantly decrease or eliminate this report’s proved reserves.

Product pricing was based on the average price from the first day of the month for the last 12 months, which was $96.19/bbl and $4.12/MMbtu. Pricing deductions or increases, such as differentials, transportation, MMbtu factor or other adjustments, were applied to these prices to compute the actual expected price.

No limitations or restrictions were placed on MAI by United in regard to the estimation of reserves and no information has been obtained since we completed our report that would materially change any of our estimates.  MAI’s fees are not contingent on the results of our evaluation.

MAI has no financial relationships with United American Petroleum Company, nor do we have any investments in the company, indebtedness to the company, or participation in joint venture operations with the company.

The reserves and cash flow projections are attached.

Kurt Mire
Petroleum Consultant

United American Petroleum Corporation Reserve Report, Page 3

Partner : All Cases		ECONOMIC SUMMARY PROJECTION UAPC Reserve Evaluation All Cases Discount Rate : 10.00 As of : 01/01/2012								Total

Est. Cum Oil (Mbbl) : Est. Cum Gas (MMcf) : Est. Cum Water (Mbbl) :		2,450.46 52.28 432.20
Year	Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc. CF Annual (M$)	Cum Disc. CF (M$)
2012	32.64	22.53	2.54	6.22	82.49	4.02	234.77	0.00	42.63	17.39	107.83	66.92	60.38
2013	40.61	26.89	2.97	6.83	83.01	4.01	273.59	0.00	53.88	20.22	0.00	199.49	233.62
2014	36.22	20.03	2.51	5.55	83.25	4.02	231.58	0.00	53.88	17.09	0.00	160.61	360.40
2015	32.63	15.66	2.18	4.66	83.39	4.03	200.22	0.00	53.88	14.76	0.00	131.58	454.81
2016	29.72	12.72	1.92	4.03	83.48	4.04	176.37	0.00	53.88	12.99	0.00	109.50	526.23
2017	27.07	9.03	1.70	3.47	83.50	4.07	156.00	0.00	53.38	11.48	0.00	91.13	580.26
2018	24.53	3.91	1.50	2.93	83.27	4.12	136.88	0.00	49.77	10.07	0.00	77.04	621.78
2019	21.51	3.52	1.31	2.64	82.83	4.12	119.20	0.00	46.42	8.78	0.00	64.00	653.15
2020	19.09	3.18	1.15	2.38	82.46	4.12	104.32	0.00	42.91	7.69	0.00	53.71	677.08
2021	16.90	2.85	0.99	2.14	82.12	4.12	90.15	0.00	37.54	6.66	0.00	45.95	695.68
2022	16.02	2.57	0.92	1.93	82.37	4.12	83.37	0.00	37.54	6.15	0.00	39.67	710.28
2023	15.18	2.31	0.85	1.73	82.61	4.12	77.15	0.00	37.54	5.68	0.00	33.92	721.63
2024	14.43	2.08	0.79	1.56	82.86	4.12	71.64	0.00	37.54	5.27	0.00	28.82	730.40
2025	13.51	1.87	0.72	1.40	83.09	4.12	65.79	0.00	37.14	4.84	0.00	23.81	736.98
2026	11.82	1.33	0.58	1.00	84.31	4.12	52.66	0.00	29.06	3.86	0.00	19.74	741.95

Rem.		138.40	0.00	4.14	0.00	92.07	0.00	381.03	0.00	172.73	27.05	0.00	181.24	23.41
Total	50.0	490.29	130.48	26.74	48.47	84.42	4.06	2,454.69	0.00	839.74	179.99	107.83	1,327.13	765.35
Ult.		2,940.75	182.76

Eco. Indicators
Return on Investment (disc) :	8.328	Present Worth Profile (M$)
Return on Investment (undisc) :	13.308	PW	5.00% :	967.19	PW	20.00% :	541.56
Years to Payout :	0.71	PW	8.00% :	834.66	PW	30.00% :	417.93
Internal Rate of Return (%) :	775.04	PW	10.00% :	765.35	PW	40.00% :	338.87
		PW	12.00% :	706.88	PW	50.00% :	283.83
		PW	15.00% :	634.34	PW	60.00% :	243.27

TRC Standard Eco.rpt

United American Petroleum Corporation Reserve Report, Page 4

Partner : All Cases					ECONOMIC SUMMARY PROJECTION					Proved Producing Rsv Class & Category
					UAPC Reserve Evaluation
					All Cases
					Discount Rate : 10.00
					As of : 01/01/2012
Est. Cum Oil (Mbbl) : Est. Cum Gas (MMcf) : Est. Cum Water (Mbbl) :			2,411.88 26.33 422.15
Year		Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc.CF Annual (M$)	Cum Disc. CF (M$)
2012		32.09	7.46	2.52	5.60	82.45	4.12	231.05	0.00	41.71	17.07	90.98	81.29	73.80
2013		37.84	8.07	2.87	6.06	82.90	4.12	262.73	0.00	50.45	19.38	0.00	192.91	241.32
2014		33.62	6.66	2.42	4.99	83.14	4.12	221.97	0.00	50.45	16.36	0.00	155.17	363.81
2015		30.18	5.67	2.09	4.25	83.29	4.12	191.52	0.00	50.45	14.11	0.00	126.96	454.92
2016		27.40	4.94	1.84	3.71	83.37	4.12	168.36	0.00	50.45	12.40	0.00	105.52	523.74
2017		24.89	4.36	1.62	3.27	83.39	4.12	148.83	0.00	50.17	10.96	0.00	87.70	575.74
2018		22.49	3.91	1.43	2.93	83.15	4.12	130.76	0.00	47.16	9.63	0.00	73.97	615.60
2019		19.58	3.52	1.24	2.64	82.68	4.12	113.39	0.00	43.82	8.37	0.00	61.21	645.60
2020		17.25	3.18	1.08	2.38	82.28	4.12	98.79	0.00	40.31	7.30	0.00	51.18	668.40
2021		15.15	2.85	0.93	2.14	81.89	4.12	84.91	0.00	34.94	6.28	0.00	43.69	686.08
2022		14.35	2.57	0.86	1.93	82.15	4.12	78.39	0.00	34.94	5.80	0.00	37.65	699.94
2023		13.60	2.31	0.79	1.73	82.41	4.12	72.42	0.00	34.94	5.35	0.00	32.13	710.69
2024		12.93	2.08	0.73	1.56	82.66	4.12	67.13	0.00	34.94	4.95	0.00	27.23	718.98
2025		12.08	1.87	0.67	1.40	82.90	4.12	61.52	0.00	34.54	4.54	0.00	22.44	725.18
2026		10.84	1.33	0.54	1.00	84.23	4.12	49.74	0.00	27.55	3.65	0.00	18.54	729.85

Rem.		128.55	0.00	3.79	0.00	92.66	0.00	351.51	0.00	157.77	24.96	0.00	168.78	21.88
Total	50.0	452.83	60.79	25.43	45.60	84.35	4.12	2,333.01	0.00	784.58	171.09	90.98	1,286.35	751.73
Ult.		2,864.71	87.12
					Eco. Indicators
					Return on Investment (disc) :			9.474	Present Worth Profile (M$)
					Return on Investment (undisc) :			15.139	PW	5.00% :	944.65	PW	20.00% :	536.47
					Years to Payout :			0.64	PW	8.00% :	818.1	PW	30.00% :	416.82
				Internal Rate of Return (%) :				864.75	PW	10.00% :	751.73	PW	40.00% :	339.97
									PW	12.00% :	695.64	PW	50.00% :	286.27
									PW	15.00% :	625.89	PW	60.00% :	246.57

TRC Standard Eco.rpt

United American Petroleum Corporation Reserve Report, Page 5

Partner : All Cases					ECONOMIC SUMMARY PROJECTION UAPC Reserve Evaluation All Cases Discount Rate : 10.00 As of : 01/01/2012				Proved Non-Producing Rsv Class & Category
Est. Cum Oil (Mbbl) :			38.58
Est. Cum Gas (MMcf) :			25.95
Est. Cum Water (Mbbl) :			10.04
Year		Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc. CF Annual (M$)	Cum Disc. CF (M$)
2012		0.56	15.07	0.02	0.62	87.83	3.13	3.72	0.00	0.92	0.32	16.85	-14.37	-13.42
2013		2.77	18.81	0.10	0.78	86.18	3.13	10.86	0.00	3.43	0.84	0.00	6.58	-7.71
2014		2.60	13.37	0.09	0.55	86.04	3.13	9.61	0.00	3.43	0.73	0.00	5.44	-3.41
2015		2.45	10.00	0.09	0.41	85.95	3.13	8.70	0.00	3.43	0.66	0.00	4.61	-0.11
2016		2.32	7.77	0.08	0.32	85.89	3.13	8.01	0.00	3.43	0.60	0.00	3.98	2.49
2017		2.18	4.67	0.08	0.19	85.79	3.13	7.17	0.00	3.21	0.53	0.00	3.43	4.52
2018		2.04	0.00	0.07	0.00	85.61	0.00	6.11	0.00	2.60	0.43	0.00	3.08	6.18
2019		1.94	0.00	0.07	0.00	85.61	0.00	5.81	0.00	2.60	0.41	0.00	2.79	7.55
2020		1.85	0.00	0.06	0.00	85.61	0.00	5.53	0.00	2.60	0.39	0.00	2.54	8.68
2021		1.75	0.00	0.06	0.00	85.61	0.00	5.24	0.00	2.60	0.37	0.00	2.27	9.59
2022		1.66	0.00	0.06	0.00	85.61	0.00	4.98	0.00	2.60	0.35	0.00	2.02	10.34
2023		1.58	0.00	0.06	0.00	85.61	0.00	4.73	0.00	2.60	0.34	0.00	1.79	10.94
2024		1.50	0.00	0.05	0.00	85.61	0.00	4.51	0.00	2.60	0.32	0.00	1.59	11.42
2025		1.43	0.00	0.05	0.00	85.61	0.00	4.27	0.00	2.60	0.30	0.00	1.37	11.80
2026		0.97	0.00	0.03	0.00	85.61	0.00	2.92	0.00	1.51	0.21	0.00	1.21	12.10
Rem.		9.85	0.00	0.34	0.00	85.61	0.00	29.52	0.00	14.96	2.10	0.00	12.46	1.52
Total	45.5	37.45	69.69	1.31	2.87	85.77	3.13	121.69	0.00	55.16	8.90	16.85	40.78	13.62
Ult.		76.04	95.64
						Eco. Indicators
					Return on Investment (disc) :			1.866	Present Worth Profile (M$)
					Return on Investment (undisc) :			3.420	PW	5.00% :	22.54	PW	20.00% :	5.10
					Years to Payout :			.50	PW	8.00% :	16.56	PW	30.00% :	1.11
				Internal Rate of Return (%) :				34.37	PW	10.00% :	13.62	PW	40.00% :	-1.10
									PW	12.00% :	11.25	PW	50.00% :	-2.44
									PW	15.00% :	8.44	PW	60.00% :	-3.29

TRC Standard Eco.rpt

United American Petroleum Corporation Reserve Report, Page 6

3/26/2012 1:03:27PM
			Economic One-Liners
			As of Date: 1/1/2012
Project Name : UAPC Reserve Evaluation
Ownership Group :All Cases
Lease Name Risked / UnRisked		Net Reserves			Net Revenue		Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. Disc. 10% (M$) (M$)		Life (years)
	Reserve Category	Oil (Mbbl)	Gas (MMcf)	Oil (M$)	Gas (M$)	Other (M$)
Grand Total	Total	26.74	48.47	2,257.84	196.85	0.00	1,019.73	107.83	1,327.13	765.35	50.03

Proved Producing Rsv Class & Category	Total	25.43	45.60	2,145.16	187.85	0.00	955.68	90.98	1,286.35	751.73	50.03
BAILEY, JAMES & REGINA SR.	P-DP	0.06	0.00	5.46	0.00	0.00	2.60	0.00	2.87	1.94	16.11
DAVIS, MERRICK	P-DP	3.37	0.00	314.26	0.00	0.00	122.14	9.51	182.61	79.86	36.95
DAVIS, MERRICK [A16 + B17]	P-DP	0.38	0.00	36.24	0.00	0.00	22.01	3.30	10.93	8.23	5.92
MARCEE 1	P-DP	10.64	45.60	777.75	187.85	0.00	422.53	40.00	503.07	344.59	14.78
MCKINNEY	P-DP	0.79	0.00	76.24	0.00	0.00	43.21	0.00	33.03	25.24	7.35
ROGERS -B-	P-DP	0.49	0.00	41.52	0.00	0.00	28.12	11.38	2.02	-1.82	13.80
WALKER SMITH	P-DP	1.86	0.00	170.15	0.00	0.00	49.06	5.49	115.60	91.23	8.79
WALKER-SMITH 21D	P-DP	0.82	0.00	75.18	0.00	0.00	28.90	3.73	42.55	33.42	8.73
WELDER STATE	P-DP	0.43	0.00	39.94	0.00	0.00	30.50	0.00	9.44	5.90	17.89
WELDER, J. F., HRS. -320-	P-DP	1.15	0.00	106.56	0.00	0.00	50.73	10.37	45.45	19.41	27.92
WELDER, J. F., HRS. -B-	P-DP	1.09	0.00	100.98	0.00	0.00	50.08	3.21	47.69	23.67	27.76
WELDER, J.F., HEIRS 'C'	P-DP	4.34	0.00	400.89	0.00	0.00	105.80	4.00	291.09	120.06	50.03
Proved Non-Producing Rsv Class & Category	Total	1.31	2.87	112.68	9.00	0.00	64.06	16.85	40.78	13.62	45.46
BAILEY, JAMES & REGINA	P-NP	0.66	0.00	56.14	0.00	0.00	22.33	1.84	31.98	11.57	45.46
FOHN, E. L. -A-	P-NP	0.35	0.00	30.31	0.00	0.00	20.12	5.75	4.44	0.84	17.23
FOHN, EDWARD UNIT II	P-NP	0.28	0.00	24.35	0.00	0.00	16.16	4.90	3.28	0.80	14.00
LANE-HEADY	P-NP	0.02	2.87	1.88	9.00	0.00	5.45	4.36	1.08	0.41	5.74
TRC Eco One Line.rpt

United American Petroleum Corporation Reserve Report, Page 7

The following is an excerpt.  For the full text please refer to United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10 (a)

(a) Definitions. The following definitions apply to the terms listed below as they are used in this section:

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

    (i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and
    (ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

 (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

    (iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.